Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Mesa Laboratories, Inc.’s Registration Statements on Form S-3 (File Nos. 333-233042 and 333-225451) and Form S-8 (File Nos. 333-206551, 333-186893, and 333-152210) of our report dated June 1, 2021 with respect to the consolidated balance sheets of Mesa Laboratories, Inc. as of March 31, 2021 and 2020, the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of March 31, 2021, which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado

June 1, 2021